Exhibit 10.5

RIGHT OF FIRST REFUSAL AND PURCHASE OPTION AGREEMENT

THIS RIGHT OF FIRST REFUSAL AND PURCHASE OPTION AGREEMENT (this “Agreement”) is made and entered into as of the              day of             , 2003, by and between RADIANT SYSTEMS, INC., a Georgia corporation (“Grantor”), and WAVE ENTERPRISE SYSTEMS, INC., a Georgia corporation (“Grantee”).

W I T N E S S E T H:

WHEREAS, Grantor, as Sublandlord, and Grantee, as Subtenant, have entered into a Sublease and Facilities Agreement dated of even date herewith (the “Sublease”) pursuant to which Grantor has agreed to sublease to Grantee, and Grantee has agreed to sublease from Grantor, that certain improved real property located in Fulton County, Georgia commonly known as 3905 Brookside Parkway, Alpharetta, Georgia 30022 (the “Office Building Property”) for an initial term scheduled to expire February 28, 2013; and

WHEREAS, the Sublease contains certain early termination rights in favor of each of Grantor and Grantee; and

WHEREAS, Grantor has agreed to grant to Grantee a right of first refusal and a purchase option with respect to that certain parcel of real property containing approximately 5.819 acres which is located adjacent to the Office Building Property and is described on Exhibit “A” attached hereto (the “Property”) on the terms and conditions set forth in this Agreement.

WHEREAS, the Property is part of an approximate 16.667 acre tract which is described on Exhibit “B” attached hereto (the “Entire Parcel”) (for the purposes of this Agreement, that portion of the Entire Parcel not contained within the Property shall be sometimes referred to herein as the “Adjacent Parcel”).

NOW, THEREFORE, in consideration of the sum of $10.00 paid by Grantee to Grantor and the mutual covenants and agreements of the parties contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of such consideration being hereby acknowledged, Grantee and Grantor hereby agree as follows:

1. RIGHT OF FIRST REFUSAL. Grantor hereby grants and conveys to Grantee a right of first refusal (the “Right of First Refusal”) to purchase the Property, subject and subordinate only to the Duke ROFR (as hereinafter defined), in accordance with the terms and subject to the conditions set forth below:

(a) Except as otherwise expressly provided in Sections 4 and 13, below, Grantor shall not sell or convey the Property or any interest therein or portion thereof (each, a “Conveyance”) except in accordance with the terms and conditions hereof. In the event during the term of the Sublease, Grantor receives a bona fide offer, an acceptance of any Grantor offer, a counteroffer or other proposal or agreement (each, an “Offer”) from any unrelated person or entity (the “Offer Purchaser”) to acquire all or any portion of the Entire Parcel (the real property that is the subject of any such Offer is herein referred to as the “Offer Property”), such Offer Property includes all or any portion of the Property, and Grantor desires to accept or enter into, or otherwise proceed with a Conveyance on the terms of such Offer, then Grantor shall immediately provide a true and correct copy of such Offer to Grantee and to the beneficiary of the Duke ROFR pursuant to the terms and conditions applicable thereto. Grantor shall also immediately provide written notice to Grantee as to the response to such Offer by the beneficiary under the Duke ROFR upon receipt of any notice from such beneficiary that it elects either to exercise its rights with respect to such Offer or elects not to exercise such rights with respect thereto or, in the absence of any such notice, upon the expiration of the fifteen (15) day refusal period of such beneficiary without such beneficiary having exercised its rights pursuant to the Duke ROFR with respect to such Offer, Grantor shall immediately give written notice thereof to Grantee. The period of time during which Grantee may exercise the Right of First Refusal (a “Refusal Period”) as to the subject Offer shall begin upon the date such notice, along with a copy of the subject Offer, is deemed received by Grantee from Grantor pursuant to the terms and conditions of Section 7, below, and shall expire at 5:00 p.m., Atlanta, Georgia time, on the date thirty (30) days thereafter (with the first day of such thirty-day period being the first business day after the date on which Grantee is deemed to have received such written notice and such copy of the subject Offer).

(b) In the event that either: (i) Grantee gives written notice to Grantor of its intent not to exercise its Right of First Refusal as to the subject Offer, or (ii) Grantee does not give written notice to Grantor prior to the expiration of the applicable Refusal Period of Grantee’s exercise of its right to purchase the Property pursuant to the Right of First Refusal with respect to the subject Offer, then Grantor may proceed with a Conveyance of the Offer Property to the Offer Purchaser thereunder (or to any affiliate or assignee of the Offer Purchaser) on terms that are the same, in all material respects, as the terms and conditions set forth in the subject Offer (it being acknowledged that, without limitation of the foregoing, a purchase price less than ninety-five percent (95%) of the purchase price set forth in the applicable Offer shall be deemed to be a Conveyance on terms that are not the same, in all material respects, as the terms and conditions set forth in the subject Offer) such that the closing of such Conveyance occurs, and the deed from Grantor effecting such Conveyance is recorded in the Official Records of the Clerk of the Superior Court of Fulton County, Georgia, within six (6) months following the date Grantor shall have first given a copy of the subject Offer to Grantee (the “Permitted Offer Closing Period”). In the event such closing occurs, and such deed is so recorded, within the applicable six-month Permitted Offer Closing Period, then (i) concurrently with such closing, Grantor shall pay to Grantee one-half of the difference between (A) the effective per acre sales price payable in connection with such closing (whether payable in cash, as a note, or otherwise) multiplied by 5.819 acres, net of reasonable and customary closing costs, prorations, and brokerage commissions payable by Grantor at such closing, less (B) the Option Price, and (ii) this Agreement shall terminate upon the latest to occur of such closing, recordation of such deed, and payment of such amount to Grantee. Furthermore, in the event Duke Realty Limited Partnership (“Duke”) elects to purchase the Offer Property in accordance with the Duke ROFR, as defined in Section 13 hereof, then, under such circumstances, Grantor shall concurrently with the Duke closing, pay to Grantee one-half of the difference between (X) the effective per acre sales price payable in connection with such closing (whether payable in cash, as a note, or otherwise) multiplied by 5.819 acres, net of reasonable and customary closing costs, prorations, and brokerage commissions payable by Grantor at such closing, less (Y) the Option Price, and this Agreement shall terminate upon the latest to occur of such closing, recordation of such deed, and payment of such amount to Grantee. If the closing of such Conveyance does not so occur, or such deed is not so recorded, within such applicable six-month Permitted Offer Closing Period, however, then this Agreement shall remain in full force and effect (including with respect to any other Offers and the subject Offer, whether or not then pending), and, without limiting the generality of the foregoing, in the event Grantor desires to proceed with a Conveyance of all or any portion of the Property pursuant to the subject Offer, Grantor shall again give the subject Offer to Grantee and the subject Offer shall be deemed to be a new Offer such that Grantee may again have the opportunity and right to exercise the First Refusal Right with respect thereto pursuant to the terms and conditions of this Agreement.

(c) In the event that Grantee gives written notice to Grantor prior to the expiration of the applicable Refusal Period of Grantee’s exercise of its right to purchase the Property pursuant to the Right of First Refusal with respect to the subject Offer, then Grantor shall purchase the Property from Grantor, and Grantor shall sell the Property to Grantee, in accordance with the terms and conditions hereof on or before the date one hundred twenty (120) days after the expiration of the applicable Refusal Period or any earlier date for the closing of such purchase and sale that Grantee may specify in its written notice to Grantor exercising its right to purchase the Property pursuant to the Right of First Refusal. In such event, the closing of such purchase and sale shall occur as follows:

(i) the purchase price for the Property (the “Purchase Price”) shall be equal to the Option Price (as hereinafter defined), plus, in the event the effective per acre sales price contained in the subject Offer for the Offer Property exceeds $463,997.25, an amount equal to 2.9095 multiplied by such per acre price excess amount (e.g., if such effective per acre sales price is $1,000,000.00 per acre, then the Purchase Price would be $1,559,500.01 [i.e., the difference between $1,000,000.00 and $463,997.25, multiplied by 2.9095] plus the Option Price); such Purchase Price shall be paid by Grantee to Grantor at the closing of such purchase and sale (the “Closing”) by certified funds or cashier’s check;

(ii) the purchase and sale shall otherwise be on the same terms and conditions as set forth in the subject Offer, including, without limitation, any “due diligence” period and termination right afforded to the prospective Offer Purchaser in connection therewith and any provisions regarding remedies (but in all events, (i) if Grantee fails to consummate the purchase and sale of the Property after exercising its Right of First Refusal and such failure constitutes a default by Grantee, Grantor shall be entitled to liquidated damages in an amount equal to the amount of Earnest Money required under the subject Offer that would be forfeited by the Offeror in the event such Offeror failed to consummate the purchase and sale of the Property where such failure would constitute a default by such Offeror under the purchase and sale agreement related thereto (or, in the event no Earnest Money is so required, then an amount equal to $20,000), as its sole and exclusive right and remedy in connection therewith, and this Agreement shall become null and void, and (ii) if Grantor fails to consummate the purchase and sale of the Property after any exercise of the Right of First Refusal by Grantee and such failure constitutes a default by Grantor, Grantee shall, among other remedies, be entitled to seek specific performance);

(iii) Grantor shall transfer and convey to Grantee at the Closing, good, marketable and insurable fee simple title to the Property free and clear of all liens, leases, encumbrances, encroachments, restrictions, covenants, assessments, charges, taxes, agreements and easements, except for (A) easements, covenants and other restrictions affecting the Property as of the date of this Agreement, (B) such other easements, covenants and restrictions as are hereafter approved by Grantee, in writing (which approval shall not be unreasonably withheld, conditioned or delayed so long as such proposed easement, covenant or restriction would not materially adversely affect the use and development of the Property for office, research, and related uses or the value of the Property) (“Subsequently Approved Encumbrances”), and (C) the lien for taxes and other assessments not then due and payable. Grantor shall be obligated to remove and effect a release of any security title, security lien, security interest, and all monetary liens encumbering the Property on or before Closing. In the event Grantor for any reason cannot convey title to the Property to Grantee in the manner required by this subparagraph, then Grantee may, in addition to all other remedies it might have at law or in equity, either (A) rescind its election to exercise the Right of First Refusal, or (B) elect to cure any defect or defects in title and deduct the expense of curing such defect or defects from the Purchase Price. In relation to the foregoing, Grantor acknowledges and agrees that it shall not further encumber the Property following the date hereof without first receiving Grantee’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing or any other provision contained herein to the contrary, Grantee acknowledges and agrees that Grantor shall have the right, at any time, to grant security interests against the Property and/or the Entire Parcel in connection with any loans hereafter obtained by Grantor and that such granting of security interests against the Property and/or the Entire Parcel shall not be deemed a Conveyance for the purposes hereof nor shall the same constitute an event of default by Grantor hereunder; provided, however, that in no event shall this sentence be deemed to subordinate Grantee’s rights hereunder to any such security interests and such security interests shall in all events be subject and subordinate to the rights of Grantee hereunder; provided further, however, that in the event of a purchase by Grantee pursuant to the terms of this Section 1, Grantor shall remove and effect a release of all such security interests on or before the subject Closing.

(iv) At the Closing, Grantor shall execute and deliver the following to Grantee:

(A) An owner’s affidavit in form and substance customarily utilized in the State of Georgia and reasonably acceptable to Grantee and Grantee’s title insurance company relating to, among other things, ownership and possession of the Property, the improvements thereon, and the absence of liens on or indebtedness secured by the Property;

(B) A limited warranty deed in a form customarily utilized in the State of Georgia and reasonably acceptable to Grantee duly executed by an authorized officer or officers of Grantor for the purpose of conveying title to the Property to Grantee; and

(C) Such other documents (including, without limitation, a corporate resolution or other evidence of the authority of Grantor and its signatories to enter into such transaction) as may be reasonably required by Grantee or Grantee’s title insurance company to convey title to the Property to Grantee as required by this Agreement or otherwise in connection with the Closing;

(v) Any and all ad valorem or similar taxes or assessments on the Property for the year in which the Closing occurs shall be prorated as of the date of the Closing. Grantor shall pay its own attorney fees and the State of Georgia transfer tax, and Grantee shall pay its own attorneys’ fees and the cost of any title insurance obtained by Grantee; each party shall otherwise bear and pay the costs incurred by such party in connection with such purchase and sale and Closing.

(d) In the event that Grantor permits any prospective purchaser or its agents to conduct physical inspections or surveys of the Property prior to an Offer (it being acknowledged that a mere “showing” of the Property or a “walk through” by any such prospective buyer or its agents without conducting physical inspections or surveys that a buyer would customarily inspect in connection with its due diligence relating to a property shall not be deemed to be “conducting physical inspections or surveys” pursuant to this subparagraph), Grantor shall immediately give written notice thereof to Grantee and shall permit Grantee to conduct inspections, surveys and other due diligence activities with respect to the Property prior to any Offer.

(e) Notwithstanding any other provision contained herein to the contrary, unless Grantee shall have previously exercised its right to purchase the Property pursuant to the terms hereof, Grantee’s Right of First Refusal shall automatically terminate and be of no further force or effect (i) if Grantee, as Subtenant, terminates the Sublease pursuant to Section 2.2(a) thereof, upon the date on which Grantor, as Sublandlord, receives written notice thereof from Grantee, as Subtenant, or (ii) if Grantor, as Sublandlord, terminates the Sublease pursuant to Section 2.2(a) thereof or otherwise terminates the Sublease because of a default thereunder by Grantee, as Subtenant, the date on which the Sublease so terminates. In the event Grantee has exercised its right to purchase the Property pursuant to the terms hereof prior to the date on which Grantee’s Right of First Refusal so terminates, then each of Grantor and Grantee shall proceed to the Closing of the purchase and sale of the Property in accordance with the terms hereof.

(f) In the event of the termination of Grantee’s Right of First Refusal and Purchase Option pursuant to Subparagraph (b) or (e), above, Grantee shall execute and deliver to Grantor such documents of release as are reasonable and necessary to remove the encumbrance of this Agreement from the Property and/or the Entire Parcel (if applicable) as may be reasonably requested by Grantor.

2. PURCHASE OPTION. In addition to the Right of First Refusal, Grantor hereby grants to Grantee an option to purchase the Property (the “Purchase Option”), subject and subordinate only to the Duke ROFR (as hereinafter defined), at the time, for the consideration, and upon the terms and conditions set forth below:

(a) Subject to the provisions below, the term of the Purchase Option (“Option Term”) shall commence upon the date hereof and shall run until the date the term of the Sublease expires or the Sublease is otherwise terminated. Subject to the provisions below, the Purchase Option may be exercised by Grantee during the Option Term by written notice of such exercise from Grantee to Grantor delivered to Grantor’s address set forth below.

(b) In the event that Grantee exercises its Purchase Option by giving written notice thereof to Grantor during the Option Term, then this Agreement shall become a contract of sale between Grantor and Grantee on all the terms and conditions set forth herein and Grantor shall purchase the Property from Grantor, and Grantor shall sell the Property to Grantee, in accordance with the terms and conditions hereof on or before the date one hundred twenty (120) days after the date on which Grantee gives Grantor such written notice or any earlier date for the closing of such purchase and sale that Grantee may specify in such written notice to Grantor. In such event, the closing of such purchase and sale shall occur as follows:

(i) the purchase price (the “Option Price”) to be paid by Grantee to Grantor for the Property shall be Two Million Seven Hundred Thousand and No/100 Dollars $2,700,000.00, and such Option Price shall be paid by Grantee to Grantor at the closing of such purchase and sale (the “Option Closing”) by certified funds or cashier’s check;

(ii) Grantor shall transfer and convey to Grantee at the Option Closing, good, marketable and insurable fee simple title to the Property free and clear of all liens, leases, encumbrances, encroachments, restrictions, covenants, assessments, charges, taxes, agreements and easements, except for (A) easements, covenants and other restrictions affecting the Property as of the date of this Agreement, (B) such other easements, covenants and restrictions as are hereafter approved by Grantee, in writing (which approval shall not be unreasonably withheld, conditioned or delayed so long as such proposed easement, covenant or restriction would not materially adversely affect the use and development of the Property for office, research, and related uses or the value of the Property), and (C) the lien for taxes and other assessments not then due and payable. Grantor shall be obligated to remove all monetary liens encumbering the Property on or before the Option Closing. In the event Grantor for any reason cannot convey title to the Property to Grantee in the manner required by this subparagraph, then Grantee may, in addition to all other remedies it might have at law or in equity, either (A) rescind its election to exercise the Purchase Option, or (B) elect to cure any defect or defects in title and deduct the expense of curing such defect or defects from the Option Price. In relation to the foregoing, Grantor acknowledges and agrees that it shall not further encumber the Property following the date hereof without first receiving Grantee’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing or any other provision contained herein to the contrary, Grantee acknowledges and agrees that Grantor shall have the right, at any time, to grant security interests against the Property in connection with any loans hereafter obtained by Grantor and that such granting of security interests against the Property shall not constitute an event of default by Grantor hereunder; provided, however, that in no event shall this sentence be deemed to subordinate Grantee’s rights hereunder to any such security interests and such security interests shall in all events be subject and subordinate to the rights of Grantee hereunder; provided further, however, that in the event of a purchase by Grantee pursuant to the terms of this Section 2, Grantor shall remove and effect a release of all such security interests on or before the Option Closing.

(iii) At the Option Closing, Grantor shall execute and deliver to Grantee the documents and instruments described in subparagraph (iv) of Section 1(c), above, and the references therein to “Closing” shall be deemed to refer to the Option Closing.

(iv) Any and all ad valorem or similar taxes or assessments on the Property for the year in which the Option Closing occurs shall be prorated as of the date of the Option Closing. Grantor shall pay its own attorney fees and the State of Georgia transfer tax, and Grantee shall pay its own attorneys’ fees and the cost of any title insurance obtained by Grantee; each party shall otherwise bear and pay the costs incurred by such party in connection with such purchase and sale and Option Closing.

(c) Notwithstanding the foregoing, unless Grantee shall have previously exercised its Purchase Option pursuant to the terms hereof, Grantee’s Purchase Option shall automatically terminate and be of no further force or effect (i) if Grantee, as Subtenant, terminates the Sublease pursuant to Section 2.2(a) thereof, upon the date on which Grantor, as Sublandlord, receives written notice thereof from Grantee, as Subtenant, or (ii) if Grantor, as Sublandlord, terminates the Sublease pursuant to Section 2.2(a) thereof or otherwise terminates the Sublease because of a default thereunder by Grantee, as Subtenant, the date on which the Sublease so terminates. In the event Grantee has exercised the Purchase Option pursuant to the terms hereof prior to the date on which the Purchase Option so terminates, then each of Grantor and Grantee shall proceed to the Option Closing (as hereinafter defined) in accordance with the terms hereof.

(d) Further notwithstanding the foregoing, Grantee acknowledges and agrees that in the event it does not exercise its Right of First Refusal with respect to any Offer during the applicable Refusal Period pursuant to the terms and provisions of Section 1, above, and Grantor thereafter accepts such Offer, then Grantee shall have no right to exercise its Purchase Option at anytime during the applicable Refusal Period until the earlier of (i) the expiration of the applicable six-month Permitted Offer Closing Period without the closing of such Conveyance, and the recordation of the deed conveying the Offer Property to the Offer Purchaser, having occurred, or (ii) the termination of the subject Offer or the purchase agreement related thereto. Furthermore, notwithstanding any other provision contained herein to the contrary, Grantee acknowledges and agrees that, in the event the closing with respect to an Offer occurs, and such deed is so recorded, within the applicable six-month Permitted Offer Closing Period, then this Agreement shall terminate with respect to that portion of the Property that is the subject of such closing and deed, as set forth in Subparagraph 1(b), above.

(e) During the Option Term, for so long as this Agreement is in effect, Grantee and Grantee’s agents and designees shall have the right to enter the Property for the purposes of inspecting the Property, conducting soil tests, and making surveys, mechanical and structural engineering studies, environmental assessments, and any other investigations and inspections as Grantee may reasonably require to assess the condition of the Property; provided, however, that such activities by or on behalf of Grantee on the Property shall not materially damage the Property; and provided further, however, that Grantee shall indemnify and hold Grantor harmless from and against any and all claims for injury to person or damage to property, to the extent directly resulting from the activities of Grantee or Grantee’s agents or designees on the Property, excluding, however, claims arising out of the discovery of, or the non-negligent accidental or inadvertent release of, any hazardous materials resulting from Grantee’s investigations (unless such hazardous materials are brought onto the Property by Grantee or Grantee’s agents, employees, consultants or contractors).

3. PROFIT SHARING BY GRANTOR. In the event Grantee purchases the Property pursuant to either its Right of First Refusal or the Purchase Option set forth herein and thereafter sells the Property such that the closing of such sale and the recordation of the deed in connection therewith occur within twelve (12) months after the Closing or the Option Closing, as the case may be, then concurrently with the closing of such sale, Grantee shall pay to Grantor one-half of the difference between (A) the sales price payable in connection with such closing (whether payable in cash, as a note, or otherwise), net of reasonable and customary closing costs, prorations, and brokerage commissions payable by Grantor at such closing, less (B) the price paid by Grantee to Grantor for the Property and any out of pocket costs and expenses incurred or paid by Grantee in acquiring the Property.

4. GRANTOR RIGHT TO DEVELOP. Notwithstanding any other provision contained herein to the contrary, Grantor and Grantee acknowledge and agree that, subject to the terms of this Section 4, Grantor shall have the right at any time to develop the Property for its own use or sell the Property to a third party for the purposes of the development of the Property in connection with a bona fide sale/lease back transaction by Grantor (collectively referred to as a “Grantor Development Transaction”). For purposes of Section 1 hereof, any Grantee Development Transaction shall not be deemed to constitute an Offer or a Conveyance and Grantee’s Right of First Refusal shall not apply to any such transaction. In the event Grantor desires to pursue a Grantor Development Transaction, Grantor shall provide notice of such election to Grantee (a “Grantor Development Notice”). In the event any remaining portion of the Adjacent Parcel remains a developable lot at the time such Grantor Development Notice is given to Grantee, Grantor shall grant to Grantee a right of first refusal and purchase option to such portion of the Adjacent Parcel as Grantee shall so elect (provided that the remainder of the Adjacent Parcel, if any, remains a developable lot as determined by Grantor in its reasonable discretion) pursuant to the terms and conditions set forth in the second succeeding paragraph of this Section 4.

Commencing on the date on which Grantee is deemed to have received such Grantor Development Notice, Grantee may not exercise its Purchase Option with respect to the Property until the earlier of (i) nine (9) months after such date, or (ii) where Grantor is entering into a sale/leaseback transaction with a third party, the date on which the purchase and sale agreement or similar agreement with respect to the Grantor Development Transaction terminates (in the event of any such termination, Grantor shall immediately give written notice thereof to Grantee); provided, however, upon the occurrence of either of (x) the consummation of the purchase and sale of the Property by such third party and the entering into of a binding lease back agreement between Grantor and such third party within such nine-month period, or (y) in the event Grantor develops the Property for its own use, the completion of final plans and specifications for the subject building to be developed by Grantor on the Property and the breaking of ground on the subject Property in connection with such development within such nine-month period shall automatically and forever terminate the Right of First Refusal and the Purchase Option set forth in this Agreement with respect to the Property (but not any such right and option granted with respect to any other portion of the Adjacent Parcel). In the event of the termination of Grantee’s Right of First Refusal and Purchase Option as to the

Property pursuant to the above provisions, Grantee shall execute and deliver to Grantor such documents of release as are reasonable and necessary to remove the encumbrance of this Agreement from the Property as may be reasonably requested by Grantor.

The right of first refusal and purchase option granted on such other portion of the Adjacent Parcel, if any, pursuant to clause (ii) of the final sentence of the first paragraph of this Section 4 shall be on the same terms and conditions as set forth in this Agreement with respect to the Property, except that the purchase option price shall be equal to $463,997.25 multiplied by the number of acres in the tract so selected by Grantee. Furthermore, Grantor shall enter into a written agreement with Grantee evidencing such new right of first refusal and purchase option, which agreement shall be in substantially the form hereof and reasonably acceptable to Grantee, including a short form thereof to be recorded in the Official Records of the Clerk of Superior Court of Fulton County, Georgia. In the event that Grantee again becomes entitled to exercise its Right of First Refusal and Purchase Option with respect to the Property after the expiration of the aforesaid nine-month period or after the date on which the purchase and sale agreement or similar agreement with respect to the Grantor Development Transaction terminates, as set forth in the preceding paragraph of this Section 4 and Grantor confirms the same, in writing, to Grantee, then the right of first refusal and purchase option granted on such other portion of the Adjacent Parcel, if any, shall terminate, and Grantee shall execute and deliver to Grantor such documents of release as are reasonable and necessary to remove the encumbrance of such right of first refusal and purchase option from the such other portion of the Adjacent Parcel as may be reasonably requested by Grantor. If such right of first refusal and purchase option granted on such other portion of the Adjacent Parcel, if any, is exercised by Grantee with respect to such portion of the Adjacent Parcel prior to Grantee so again becoming entitled to exercise its Right of First Refusal and Purchase Option with respect to the Property, then the Right of First Refusal and Purchase Option with respect to the Property shall terminate.

5. ASSIGNMENT. This Agreement and the Right of First Refusal and Purchase Option may be assigned by Grantee only with the prior written consent of Grantor; provided, however, that Grantee may assign this Agreement and the Right of First Refusal and Purchase Option without the prior written consent of Grantor to Grantee’s successor-in-interest in connection with any merger, consolidation, restructuring, sale of substantially all of the assets of Grantee involved in the operation of the business then located in the Office Building Property, or similar transaction.

6. SHORT FORM OF AGREEMENT. Grantee and Grantor agree to execute and deliver a short-form of this Agreement for recording in the real property records of Fulton County, Georgia in order to place of record and give notice to third parties of the Right of First Refusal and the Purchase Option. The form of such short-form of this Agreement shall be as set forth on Exhibit “C” attached hereto. It is understood that such short-form of this Agreement shall be for purposes of recordation only and shall not in any way modify or amend or otherwise affect this Agreement.

7. NOTICE. All notices and other communications hereunder shall be in writing and shall be deemed to have been given and received only if and when (i) personally delivered, or (ii) when delivered (and receipted for) by an overnight delivery service, or (iii) when sent by facsimile or telecopier machine, provided that such facsimile or telecopier machine generates a written confirmation of transmission and such notice or other communication is, on the same day as the day of such transmission, also given to the recipient party by one of the methods specified in clause (i) or (ii), above. In all cases, such notices and other communications shall be addressed as follows:

If to the Grantor to:	Radiant Systems, Inc.
3925 Brookside Parkway
Alpharetta, Georgia 30022
Attention: Chief Executive Officer
Facsimile: (770) 360-7325

with a copy in like manner to:	Smith, Gambrell & Russell, LLP
Promenade II, Suite 3500
1230 Peachtree Road
Atlanta, Georgia 30309-3592
Attention: Arthur Jay Schwartz, Esq.
Facsimile: (404) 685-6932

If to the Grantee to:	Wave Enterprise Systems, Inc.
3905 Brookside Parkway
Alpharetta, Georgia 30022
Attention: Erez Goren, Chief Executive Officer
Facsimile: (770) 360-7448

with a copy in like manner to:	Kilpatrick Stockton LLP
1100 Peachtree Street, N.E.
Suite 2800
Atlanta, Georgia 30309
Attention: Larry D. Ledbetter
Facsimile: (404) 541-3276
and
Attention: Bruce D. Wanamaker
Facsimile: (404) 541-3437

The Grantor, on the one hand, and the Grantee, on the other hand, may change the address(es) for the giving of notices and communications to it, as the case may be, and/or copies thereof, by written notice to the other party in conformity with the foregoing, which change of address shall only be effective upon receipt of such written notice by such other party.

8. GOVERNING LAW. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed according to the laws of the State of Georgia.

9. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties relating to the terms and conditions of the Right of First Refusal and Purchase Option. This Agreement is intended as a complete and exclusive statement of the terms and conditions of the Right of First Refusal and the Purchase Option and supersedes all prior and concurrent promises, representations, negotiations, discussions and agreements that may have been made in connection with the subject matter hereof. No modification or amendment of this Agreement shall be binding upon the parties unless such modification or amendment is in writing and signed by Grantee and Grantor.

10. EFFECT OF AGREEMENT. Notwithstanding any provision to the contrary set forth herein, nothing contained herein, express or implied, is intended to, nor shall it: (i) confer on any person or entity other than the parties hereto and their respective heirs, legal representatives, successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or (ii) constitute the parties hereto partners or participants in a joint venture. This Agreement shall run with the land which comprises the Property and no conveyance, transfer or encumbrance of such land shall defeat or adversely affect this Agreement. Accordingly, this Agreement shall be binding on Grantor and Grantor’s successors and assigns and on Grantor’s successors-in-title with respect to the Property.

11. SEVERABILITY. In the event any provision of this Agreement is determined to be invalid, prohibited or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect without regard to such invalidity, prohibition or unenforceability.

12. TIME OF ESSENCE. Time is of the essence of this Agreement.

13. ACKNOWLEDGEMENT OF PRE-EXISTING RIGHTS. Notwithstanding any other provision contained herein to the contrary, Grantee acknowledges and agrees that Grantee’s Right of First Refusal and Purchase Option are subject and subordinate to the rights of Duke in and to the Property and Entire Parcel (the “Duke ROFR”) as granted by Grantor pursuant to that certain Third Amendment to Lease Agreement by and between Grantor and Duke relating to the Office Building Property dated as of December             , 2001. This Section 13 shall not affect the obligation of Grantor to pay Grantee any portion of the sales price payable in connection with any exercise of the Duke ROFR, as set forth in Section 1(b), above.

IN WITNESS WHEREOF, the parties hereto, acting through their duly authorized officers, have executed this Agreement as of the day and year first above written.

GRANTOR: RADIANT SYSTEMS, INC., a Georgia corporation By: Title: [Corporate Seal]

GRANTEE: WAVE ENTERPRISE SYSTEMS, INC., a Georgia corporation By: Title: [Corporate Seal]

EXHIBIT “A”

ATTACH LEGAL DESCRIPTION OF PROPERTY

EXHIBIT “B”

ATTACH LEGAL DESCRIPTION OF ENTIRE PARCEL

EXHIBIT “C”

AFTER RECORDING, RETURN TO:

Thomas A. Spillman, Esquire

Suite 3100, Promenade II

1230 Peachtree Street

Atlanta, Georgia 30309-3592

SHORT FORM RIGHT OF FIRST REFUSAL AND PURCHASE OPTION

THIS SHORT FORM OF RIGHT OF FIRST REFUSAL AND PURCHASE OPTION (this “Short Form Agreement”) made effective as of             , 2003, by and between RADIANT SYSTEMS, INC., a Georgia corporation (hereinafter referred to as “Seller”) and WAVE ENTERPRISE SYSTEMS, INC., a Georgia corporation (hereinafter referred to as “Purchaser”);

W I T N E S S E T H :

In consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

1. Property. Subject to the terms and conditions of that certain Right of First Refusal and Purchase Option Agreement between the parties hereto, dated of even date herewith (the “Agreement”), all of which terms and conditions are incorporated herein by reference, Seller has granted and by these presents does hereby grant to Purchaser and Purchaser has accepted, and by these presents does hereby accept from Seller, a right of first refusal and purchase option to purchase that certain parcel of improved real property located in Fulton County, Georgia, the same being more particularly described on Exhibit “A” attached hereto and by reference made a part hereof (the “Property”). Such right of first refusal and purchase option shall expire and terminate on February 28, 2013, subject to earlier termination pursuant to the terms and provisions of the Agreement.

2. Incorporation of Right of First Refusal and Purchase Option. The provisions set forth in the Agreement are hereby incorporated into this Short Form Agreement as if set out in full herein. Nothing contained herein is intended to or does change or modify any of the terms or provisions of the Agreement, or the rights, duties, obligations, conditions and agreements created thereby, all of which remain in full force and effect. In the event of any conflict or inconsistency between the terms of this Short Form Agreement and the terms of the Agreement, the terms of the Agreement shall govern and control for all purposes.

3. Miscellaneous. This Short Form Agreement is intended to be a Georgia contract and shall be so construed. All capitalized terms used herein shall have the same meaning designated for such terms as in the Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Short Form Agreement to be executed under seal, as of the date first above written.

Signed, sealed and delivered in the presence of:	SELLER: RADIANT SYSTEMS, INC., a Georgia corporation

Witness	By:

Notary Public	Title:

[AFFIX NOTARIAL SEAL & STAMP]	[Corporate Seal]

Signed, sealed and delivered in the presence of:	PURCHASER: WAVE ENTERPRISE SYSTEMS, INC., a Georgia corporation

Witness	By:

Notary Public	Title:

[AFFIX NOTARIAL SEAL & STAMP]	[Corporate Seal]

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